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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                ENVIROGEN, INC.,

                    SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC.

                                       and

                          TONIC ACQUISITION CORPORATION





                          Dated as of January 30, 2003

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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of January 30, 2003, among ENVIROGEN, INC., a Delaware corporation (the "Company"), SHAW ENVIRONMENTAL & INFRASTRUCTURE, INC., a Louisiana corporation ("Parent"), and TONIC ACQUISITION CORPORATION, a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"; the Company and Merger Sub sometimes being hereinafter together referred to as the "Constituent Corporations").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, at the effective time of such merger, each outstanding share (a "Share" or the "Shares") of the common stock, par value $0.01, of the Company (the "Common Stock") shall be converted into and become exchangeable for Ninety Cents ($0.90) in cash without interest (the "Cash Exchange Price").

         WHEREAS, the Company desires to solicit the approval of the holders of the Shares (the "Shareholders") for the Merger and the other transactions contemplated hereby;

         NOW, THEREFOR, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                       THE MERGER; CLOSING; EFFECTIVE TIME

       1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law ("DGCL"). Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

       1.2 Closing. Unless this Agreement shall have been terminated and the Merger abandoned pursuant to Article VII hereof, the closing of the Merger (the "Closing") shall take

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place (i) at the offices of Parent, 4171 Essen Lane, Baton Rouge, Louisiana
70809 at 9:00 a.m., Central time, on the first Business Day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

       1.3 Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger consistent with this Agreement (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date and at the time that the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

       1.4 Options. The Company shall take all necessary action to provide that, at the Effective Time, all of the Company's Stock Option Plans (as defined in Section 4.1(b)) have been terminated and that each Company Option (as defined in Section 4.1(b)) has been terminated with the written consent of the holder of such Company Option.

       1.5 Stock Credits. At or prior to the Effective Time, the Company shall take the following actions in regard to the Company's Deferred Fee Plan for Non-Employee Directors (the "Deferred Fee Plan"): (1) terminate the Deferred Fee Plan; and (2) pay each director in lieu of each Share that would have been distributed from the director's Stock Account (as defined in the Deferred Fee
Plan) upon the director's termination of service, an amount in cash equal to the Cash Exchange Price multiplied by the number of Shares credited to each director's Stock Account (less any applicable withholding tax).

                                   ARTICLE II
                        CERTIFICATE OF INCORPORATION AND
               BY-LAWS OF THE SURVIVING CORPORATION; OFFICERS AND
                     DIRECTORS OF THE SURVIVING CORPORATION

       2.1 Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law, except that Article Fourth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share."

       2.2 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

       2.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

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       2.4   Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation (except that T.A. Barfield, Jr. shall be Chief Executive Officer and Robert S. Hillas shall be President) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                  ARTICLE III
               EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
                      CERTIFICATES FOR MERGER CONSIDERATION

       3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any Capital Stock (as defined in Section 8.2) of the Company:

                    (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time shall be converted into, and become exchangeable for, the Cash Exchange Price, without interest (the "Merger Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Dissenters' Shares, as defined in Section 3.3) shall thereinafter represent only the right to receive the Merger Consideration.

                    (b) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

       3.2   Exchange of Certificates for Merger Consideration.

                    (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank, trust company or other entity selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding Shares to be paid pursuant to Section 3.1(a) in exchange for outstanding Shares upon due surrender of the Certificates (or compliance with Section 3.2(f) of this Agreement) pursuant to the provisions of this
Article III (such aggregate cash amount when paid to the Exchange Agent being hereinafter referred to as the "Merger Fund").

                    (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal (which shall, among other matters, specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates (or compliance with Section 3.2(f) of this Agreement) by the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration due and payable to such holder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be

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entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of the Merger Consideration due and payable in respect of such holder's Shares and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. All Merger Consideration paid upon surrender for exchange of Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for the amount of cash to be paid upon due surrender of the Certificate may be delivered to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                    (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

                    (d) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any investments thereof) that remains unclaimed by the Shareholders of the Company for one year after the Effective Time shall be paid to Parent. Any Shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their Merger Consideration payable pursuant to Section 3.1 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    (e) Return of Consideration. Any portion of the Merger Fund representing Merger Consideration payable in respect of Dissenters' Shares for which appraisal rights have been perfected (in accordance with the DGCL) shall be returned to Parent, upon Parent's demand.

                    (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in an amount determined by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to such Person the Merger Consideration payable pursuant to Section 3.1 represented by such Certificate.

                    (g) Investment of the Merger Fund. To the extent not immediately required for payment on surrendered Shares, proceeds in the Merger Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment

                                      -4-

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quality by Moody's Investors Service, Inc. or Standards & Poor's Rating Group,
or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

       3.3 Dissenters' Shares. Notwithstanding Section 3.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL ("Dissenters' Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal in accordance with the DGCL, such Dissenters' Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Dissenters' Shares, and Parent shall have the right to participate (and after the Closing, to direct) in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

       4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

                    (a) Organization, Good Standing, Corporate Power and Qualification; Subsidiary and Other Interests.

                          (i)   The Company has only one Subsidiary, MWR, Inc.,
a Michigan corporation. Each of the Company and its Subsidiary (x) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, (y) has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (z) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 8.2). The Disclosure Memorandum contains a correct and complete list of the jurisdictions where each of the Company and its Subsidiary is organized and authorized to conduct business. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiary's certificates of incorporation and bylaws, each as amended to the date hereof and each of which are in full force and effect.

                          (ii)  The Company owns all of the outstanding Capital
Stock of its Subsidiary and such Capital Stock is free and clear of all Liens except for Permitted Liens (as

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defined in Section 8.2). Neither the Company nor its Subsidiary has any equity investment or ownership interest in any other Person other than the Company's interest in its Subsidiary.

               (b) Capital Structure. The authorized Capital Stock of the Company consists of (i) fifty-two million (52,000,000) Shares, of which 4,032,985 were outstanding and 9,917 were held in treasury as of the close of business on January 30, 2003, and (ii) two million (2,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), none of which Preferred Shares is outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Disclosure Memorandum contains a correct and complete list as of January 30, 2003 of each outstanding purchase right, or option (each a "Company Option") to purchase Shares, including all Company Options issued under the Company's 1990 Incentive Stock Option and Non-Qualified Stock Option Plan, 2000 Incentive Stock Option and Non-Qualified Stock Option Plan, and 1993 Director's Non-Qualified Stock Option Plan, in each case as amended to the date hereof (collectively, the "Stock Option Plans"), including the holder, date of grant, exercise price and number of Shares subject thereto. The Disclosure Memorandum also contains a correct and complete list as of January 30, 2003 of each outstanding right to convert stock credits issued pursuant to the Deferred Fee Plan (the "Director Conversion Rights") into Shares, including the name of each director and the number of Shares to which he is entitled under the Deferred Fee Plan. The Stock Option Plans and the Deferred Fee Plan are the only plans under which any Company Options or conversion rights are outstanding. As of January 30, 2003, other than the 766,409 Shares reserved for issuance upon exercise of outstanding Company Options and the 168,536 Shares reserved for issuance upon exercise of the Director Conversion Rights, there are no Shares reserved for issuance or any commitments for the Company to issue Shares. Each of the outstanding shares of Capital Stock of the Company's Subsidiary owned by the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Law). Except for Company Options and the Director Conversion Rights, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements or commitments to issue or sell any shares of Capital Stock or other securities of the Company or its Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company, any shares of Capital Stock or other securities of the Company or its Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders of the Company on any matter ("Voting Debt"). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Capital Stock or other securities of the Surviving Corporation pursuant to the Stock Option Plans or the Deferred Fee Plan. The Shares constitute the only class of securities of the Company or its Subsidiary registered or required to be registered under the Exchange Act. The Company is not the beneficial owner of any equity securities, except shares of Capital Stock of its Subsidiary.

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               (c) Corporate Authority; Approval and Fairness.

                   (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"). Assuming due execution and delivery by Parent and Merger Sub, this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

                   (ii) The Company's Board of Directors has unanimously approved this Agreement and the Merger and the other transactions contemplated by this Agreement, has received and reviewed the opinion of Raymond James & Associates, Inc., financial advisors to the Company's Board of Directors (the "Financial Advisor"), that, as of the date of this Agreement, the consideration to be received pursuant to this Agreement is fair to the Shareholders from a financial point of view (the "Fairness Opinion") and has duly taken all other actions described in Section 4.1(j).

               (d) Governmental Filings; No Violations.

                   (i) Other than the filings and/or notices (A) with the Delaware Secretary of State, (B) under the Securities Exchange Act of 1934 (the "Exchange Act"), (C) to comply with state securities or "blue sky" laws, and (D) with the National Association of Securities Dealers (the "NASD"), no other notices, reports or other filings are required to be made nor are any consents, registrations, approvals, permits or authorizations (collectively, "Government Consents") required to be obtained by the Company from any court or other governmental or regulatory authority, agency, commission, body or other governmental entity (a "Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

                   (ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or of its Subsidiary, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of any Lien on the assets of the Company or its Subsidiary (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation (a "Contract") binding upon the Company or its Subsidiary or any order, writ, injunction, decree of any court or any Law or governmental or non-governmental permit or license to which the Company or its Subsidiary is subject or (C) any change in the rights or obligations of any party under any Contract; except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to create a liability or obligation to the Company or its Subsidiary greater than $25,000 or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. There are no Contracts of the Company or its

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Subsidiary which are material to the Company and its Subsidiary, taken as a whole, pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the other transactions contemplated by this Agreement.

               (e) Company Reports; Financial Statements and Matters. The Company has made available to Parent each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 2001 (the "Audit Date") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports complied, and any Company Reports filed with the SEC after the date hereof will comply, as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder. The Company Reports did not, and any Company Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in, or incorporated by reference into, the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiary as of its date and each of the consolidated statements of operations, cash flows and changes in shareholders equity, included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, shareholders' equity, as the case may be, of the Company and its Subsidiary for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and complies with accounting principles generally accepted in the United States, ("GAAP") consistently applied during the periods involved, except as may be noted therein. The certifications required pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Company Reports are true, correct and complete and Parent and Merger Sub are entitled to rely thereon. The Company has heretofore made available, or promptly will make available, to Parent a complete and correct copy of all amendments or modifications (in draft or final form) which are required to be filed with the SEC but have not yet been filed with the SEC, the Company Reports, agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act. For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2001 set forth in the Company 10-K for the fiscal year ended, December 31, 2001. Except as set forth in the Company Reports filed with the SEC prior to the date hereof, neither the Company nor its Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required under GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiary taken as a whole. Except as set forth in the Disclosure Memorandum, the accounts receivable of the Company are fully collectible in the ordinary course of business within 180 days of the date upon which an invoice therefor was tendered by the Company, net of reserves for doubtful accounts. The Company has and maintains adequate records necessary to support the amounts it invoices its customers and any claims for changes and extra compensation for work performed. At Parent's request, the Company will provide copies of any such available records to Parent. There shall not be outstanding as of the Closing, and the Company has not entered into any unterminated agreement providing for the extension or guarantee of any credit or any indebtedness for borrowed money

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(including without limitation for working capital purposes) or for the purchase or lease of goods or services having aggregate remaining payments greater than $50,000. The Company has no liability to reimburse, and has not guaranteed, any sums with respect to work that has been submitted by other consultants and contractors (and similar third parties) for reimbursement under the PECFA program except as disclosed in the Disclosure Memorandum. The reserves and accruals on the Company's financial statements with respect to PECFA work, present fairly and adequately and to the knowledge of the Company, fully provide for all liabilities arising out of or related to such work, including guarantees and warranties made with respect to such PECFA work.

               (f) Absence of Certain Changes. Except as disclosed in the Disclosure Memorandum or in the Company Reports filed prior to the date hereof, since the Audit Date, the Company and its Subsidiary have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices, and there has not been any (i) change in the financial condition, properties, business or results of operations of the Company and its Subsidiary; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or its Subsidiary, not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the Capital Stock of the Company or its Subsidiary or any repurchase, redemption or other acquisition by the Company or its Subsidiary of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or its Subsidiary; (iv) amendment of any material term of any outstanding security of the Company or its Subsidiary; (v) incurrence, assumption or guarantee by the Company or its Subsidiary of any indebtedness;
(vi) creation or assumption by the Company or its Subsidiary of any Lien (other than Permitted Liens) on any asset, except as disclosed in the Company Reports;
(vii) making of any loan, advance or capital contributions by the Company or its Subsidiary to, or investment in, any Person other than (x) loans or advances to employees in connection with business-related travel, and (y) loans, advances or capital contributions to, or investments in, its Subsidiary, and in each case made in the ordinary course of business consistent with past practices; (viii) transaction or commitment made, or any contract or agreement entered into, by the Company or its Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or its Subsidiary of any contract or other right, in either case, material to the Company and its Subsidiary, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or (x) change by the Company or its Subsidiary in accounting principles, practices or methods. Since the Audit Date, except as disclosed in the Disclosure Memorandum or in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or its Subsidiary to (a) officers or employees of the Company or its Subsidiary or (b) or any amendment of any of the Compensation and Benefit Plans (as defined in Section 4.1(h)).

               (g) Litigation and Liabilities. Except as disclosed in the Disclosure Memorandum or in the Company Reports, there are no (i) civil, criminal or administrative

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actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 4.1(k)), (iii) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary involving the manufacture, use, storage, disposal or presence of asbestos, or (iv) other facts or circumstances of which the Company has knowledge that are reasonably likely to result in any claims against, or obligations or liabilities of, the Company or its Subsidiary.

               (h) Employee Benefits.


                   (i) For purposes of this Agreement, "Compensation and Benefit Plans" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement maintained or contributed to by the Company or its Subsidiary that covers employees or directors of the Company or its Subsidiary, or pursuant to which former employees or directors of the Company or its Subsidiary are entitled to current or future benefits. All Compensation and Benefit Plans are in writing and there are no oral (or other) Compensation and Benefit Plans. The Company has made available to Parent copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Compensation and Benefit Plans which are maintained pursuant to written plan documents and are maintained, or contributed to, by the Company or its Subsidiary or any person or entity that, together with the Company and its Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current employees, officers or directors of the Company or its Subsidiary. The Compensation and Benefit Plans are listed in the Company's Disclosure Memorandum. The Company has also made available to Parent true, complete and correct copies of (1) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Compensation and Benefit Plan (if any such report was required), (2) the most recent summary plan description for each Compensation and Benefit Plan for which such summary plan description is required and (3) each trust agreement and group annuity contract related to any Compensation and Benefit Plan. Each Compensation and Benefit Plan has been administered in accordance with its terms. All the Compensation and Benefit Plans are in material compliance with applicable provisions of ERISA and the Code.

                   (ii) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and that the related trusts are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (except to the extent that the remedial amendment period under Section 401(b) of the Code with respect to such Pension Plan or any amendment thereto has not closed), and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs. Each Compensation and Benefit Plan is in substantial compliance with all reporting and disclosure requirements of ERISA and the Code, and the Company, its Subsidiary and each Commonly Controlled Entity is, in respect of each such plan, in compliance with the fiduciary responsibility provisions of ERISA.

                   (iii) Neither the Company, nor its Subsidiary, nor any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

                   (iv) The Disclosure Memorandum lists all outstanding Stock Options as of January 17, 2003, showing for each such option: (A) the number of shares issuable, (B) the number of vested shares, (C) the date of expiration and
(D) the exercise price.

                   (v) All contributions required to be made under the terms of any Compensation and Benefit Plan on or before the date hereof have been timely made. Neither the Company, nor its Subsidiary, nor any Commonly Controlled Entity nor any officer, director or employee of any of them has, in respect of any Compensation and Benefit Plans, committed any prohibited transaction under ERISA Section 406 or 407 or Code Section 4975 or otherwise incurred excise tax liability under Chapters 43 and 47 under Subtitle D of the Code.

                   (vi) Except as provided by this Agreement or in the Disclosure Memorandum, no employee of the Company or its Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Compensation and Benefit Plan as a result of the transactions contemplated by this Agreement.

                   (vii) Each Compensation and Benefit Plan complies in all material respects with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder and all other applicable laws. All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

                   (viii) Each group health plan as defined in Section 5000(b)(i) of the Code sponsored by the Company materially complies with the health care continuation provisions of COBRA and the Medicare Secondary Payor Provisions of Section 1826 (b) of the Social Security Act, and the regulations promulgated thereunder.

                   (ix) Except as disclosed in the Disclosure Memorandum, neither the Company nor its Subsidiary provides any welfare benefits including health, life, or disability insurance, pursuant to a welfare benefit plan (as defined in ERISA Section 3(1)) or otherwise to any former employee except pursuant to Section 4980B of the Code.

               (i) Compliance with Laws. The Company and its Subsidiary each has in effect all permits (including any required under Environmental Laws) necessary for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no default under any such permit other than defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of each of the Company and its Subsidiary have not been, and are not being, conducted in violation of any applicable law, ordinance, regulation, judgment, order, injunction, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws"), except for violations or possible violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Since January 1, 1998, the Company and its Subsidiary each has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entities, except for the failure to file any such reports or statements that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. At the time of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each report and other document or its Subsidiary, including financial statements, exhibits, and schedules thereto, filed by the Company with any Governmental Entities complied in all material respects with all applicable Laws. Except as set forth in the Disclosure Memorandum or in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or it Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

               (j) Takeover Statutes. No "fair price," "moratorium" or "control share acquisition" anti-takeover statute or regulation of the States of Delaware, New Jersey, or Louisiana (each a "Takeover Statute") is applicable to the Company, the Shares, the Merger, this Agreement or any of the other transactions contemplated by this Agreement. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement the provisions of Section 203 of DGCL to the extent, if any, such Section is applicable to Merger, this Agreement and the transactions contemplated by this Agreement.

               (k) Environmental Matters.

                   (i) The term "Environmental Laws" means any Federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to:
(A) Releases (as defined in 42 U.S.C. (S)9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (B) the generation, treatment, storage, presence, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (C) natural resources, or (D) the environment, and includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.(S)(S) 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.(S)(S)6901 et seq., the Toxic Substances Control Act, 15 U.S.C.(S)(S)et seq., the Hazardous Materials Transportation Act, 49 U.S.C.(S)(S)1801 et seq., the Federal Water Pollution Prevention and Control Act, 33 U.S.C.(S)(S)1251 et seq., the Oil Pollution Act of 1990, Pub. L. 101-380, August 18, 1990, Industrial Site Recovery Act, (N.J.S.A. 13:1K-6, et seq.) ("ISRA");

Solid Waste Management Act (N.J.S.A. 13:1H-1 et seq.); N.J. Freshwater Wetlands Act (N.J.S.A. 13:9B-1 et seq.); Brownfield and Contaminated Site Remediation Act (N.J.S.A. 58:10B-1 et. seq.); Federal Water Pollution Control Act (33 U.S.C.(S)(S)1251 et seq. 1317, 1321); NJ Water Pollution Control Act (N.J.S.A. 58A: 10A-1 et seq.); Solid Waste Disposal Act (42 U.S.C.(S)(S)6901 et seq.); N.J. Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.); Atomic Energy Act of 1954 (42 U.S.C.A.(S)(S)2011 et seq.) and NJ Underground Storage of Hazardous Substance Act (N.J.S.A. 58: 10A et seq.), Wisconsin Petroleum Environmental Cleanup Fund Act, Wis. Stat.(S) 101.43, and all "Environmental Laws" as they are defined in any indemnification provision in any contract, lease, or agreement to which the Company is a party. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. (S) 9601(14)),
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, (6) radioactive materials, (7) medical waste, (8) naturally-occurring or genetically-modified microorganisms, and (9) "Hazardous Substance" or "Hazardous Material" as those terms are defined in any Federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction and in any indemnification provision in any contract, lease or agreement to which the Company is a party.

                   (ii) The Company does not own, nor has it ever owned, any real property. Except as set forth in the Disclosure Memorandum, during the period of operation by the Company and its Subsidiary of any of their current or previously leased real property, and to the knowledge of the Company there have been no Releases of Hazardous Material by the Company or its Subsidiary in, on, under or affecting such real property or any surrounding site, and neither the Company nor its Subsidiary has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release. There is no material amount of exposed friable asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Company or its Subsidiary and used in the conduct of their respective businesses. Except as set forth in the Disclosure Memorandum, neither the Company nor its Subsidiary has, at any time, manufactured, used, sold, or distributed asbestos or any product containing any significant amount of asbestos. There have been no Releases of Hazardous Material by the Company or its Subsidiary in, on, under or affecting such real property or any surrounding site at times outside of such periods of operation or lease or by any other party. To the knowledge of the Company, no third party property is contaminated with any Hazardous Substances that may subject the Company or its Subsidiary to liability under any Environmental Laws. Except as disclosed in the Disclosure Memorandum, the Company and its Subsidiary have not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any real property operated or leased by the Company or its Subsidiary. To the knowledge of the Company, the real property currently operated or leased by the Company or its Subsidiary possesses all material permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the conduct of business thereat, and are in compliance with all Environmental Laws.

                   (iii) Except as set forth in the Disclosure Memorandum, to the knowledge of the Company, there are no circumstances or conditions involving the Company, its Subsidiary or their respective employees that could reasonably be expected to result in any claims, liability or investigations under any Environmental Law or relating to Hazardous Substances arising out of the ownership, operation or management of all or any portion of a facility, or out of the arrangement for the treatment, transportation, or disposal of, or ownership or possession or choice of the treatment, storage or disposal facility for, any material with respect and to the extent to which the Company or its Subsidiary provided services before the Closing.

                   (iv) Neither the Merger nor any of the other transactions contemplated by this Agreement requires any permit or other consent, nor the payment of any application fee, or other fee or charge under ISRA or similar Law regulating property transfers.

               (l) Intellectual Property.

                   (i) Items Included in Intellectual Property. "Intellectual Property" shall include issued patents, pending patent applications, inventions, discoveries, copyrights, software developed by the Company, trade secrets, know how, confidential information, trade names, registered and unregistered trademarks and service marks, trademark and service mark registration applications, and Internet domain names owned or licensed by the Company that are currently used or expected to be used in the operation of the Company's business. The Company acknowledges that the Intellectual Property ("IP") shall include not only IP assets specifically listed on the Disclosure Memorandum but also all proprietary information of the Company that is directly related to the IP assets listed on the Disclosure Memorandum.

                   (ii) Fees and Responses. Except as set forth in the Disclosure Memorandum, the Company has paid all due maintenance, renewal, or similar fees required by the applicable Governmental Entity to maintain the Intellectual Property intended to be maintained in force by the Company. Except as set forth in the Disclosure Memorandum, the Company has filed responses to all actions from applicable Governmental Entities that have become due relating to the Intellectual Property, both foreign and domestic, and has paid all costs and charges, and taken all acts relating to such actions, including without limitation, payment of attorney's fees necessary to maintain such patent, patent application, trademark registration, service mark registration, domain name registration, or copyright registration in force for Intellectual Property intended to be maintained in force by the Company.

                   (iii) Ownership. Except as otherwise specified in the Disclosure Memorandum, the Company is the sole owner of the Intellectual Property within the United States or the country of registration in connection with the goods or services offered by the Company, free and clear of liens, licenses (express or implied), or any other claims of current or former employees or third parties. Without limiting the generality of the foregoing, except as listed in the Disclosure Memorandum, the Company has not entered into any agreement or arrangement pursuant to which it has licensed or granted to any customer or any other Person (including any Governmental Entity), rights in any Intellectual Property, invention, development or improvement to pre-existing Intellectual Property other than with respect to a customer's implied right to use. The vesting in a customer of the rights to project data and reports generated in the course of performing services for that customer shall not constitute a violation of this subsection.

                    (iv) Ownership Claims by Others. Except as otherwise specified in the Disclosure Memorandum, no written claim or demand has been asserted or any proceeding instituted by a third party, including without limitation any opposition proceeding in any foreign or domestic patent office, copyright office, or trademark or service mark registration office, which challenges any right, title or interest of the Company in any of the Intellectual Property, nor, to the knowledge of the Company, is there any basis upon which any such claim or challenge could be made.

                    (v) Royalties. Except as listed in the Disclosure Memorandum, the Company is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of the Intellectual Property.

                    (vi) Infringement of the Company's Intellectual Property by Others. Except as listed in the Disclosure Memorandum, the Company has no knowledge that any entity, person or governmental entity is infringing or has misappropriated any of the Company's Intellectual Property.

                    (vii) Record Owner. Except as listed in the Disclosure Memorandum, the Company or its Subsidiary is the owner of record, or joint owner where such joint ownership is set forth in the Disclosure Memorandum, of the particular item of Intellectual Property.

                   (viii) Duties of Disclosure and Candor. With respect to each application for patent, trademark, copyright, or other statutory protection, and to the knowledge of the Company, the Company has endeavored to meet its duties of disclosure and candor with respect to all such applications. The Company knows of no prior act that would invalidate the Company's patents or pending patent applications and, to the knowledge of the Company, all inventors were correctly named for the Company's patents and patent applications.

                    (ix) Validity. Except as listed in the Disclosure Memorandum, for each issued patent, pending patent application, trademark or service mark registration, copyright registration, or domain name registration, the Company has no knowledge of any basis for challenging the validity of the item.

                    (x) Licenses. The Disclosure Memorandum accurately and completely lists all unexpired licenses or other written agreements affecting Intellectual Property to which the Company is a party. The Disclosure Memorandum includes both (i) licenses under which the Company is granted Intellectual Property rights by others and (ii) licenses under which the Company has granted to others rights in any of the Company's Intellectual Property. Category (ii) shall include sublicenses.

                    (xi) Transferability. Except as listed in the Disclosure Memorandum, the Company has the right to assign the Company's rights under all license agreements concerning Intellectual Property. Except as set forth in the Disclosure

Memorandum, none of such licenses is or will on the Closing Date be subject to termination or cancellation or change in terms or provisions of such license as a consequence of this Agreement or consummation of the transactions provided for herein. Except as set forth in the Disclosure Memorandum, the Company has not granted any Person or Governmental Entity the right to sublicense or generally distribute any of the Company's Intellectual Property.

                          (xii)  Patent, Trademark, Service Mark, and Copyright
Infringement by the Company. Except as set forth in the Disclosure Memorandum,
(i) there are no pending claims or demands against the Company for infringement or misappropriation of any patent, trademark, tradename, service mark, copyright, trade secrets, domain names, technology or other proprietary rights in connection with the Company, and (ii) to the knowledge of the Company, the present conduct of the Company's business does not infringe and is not subject to any claim of infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, or trade secrets and technology or other proprietary right.

                          (xiii) Fluid Bed Reactor Design. Except as set forth
in the Disclosure Memorandum, the fluid bed reactors designed by the Company which include a biomass separator feature are designed and built or operated in accordance with claims of one or more of the Company's patents.

                          (xiv)  Government Rights. Except as set forth in the
Disclosure Memorandum, there are no government rights in or to the Company's patents or other IP which may have been created through government funding of the Company's research efforts or through the performance of work for Governmental Entities. By way of example, government funding may include contracting with the United States for direct remediation research and work or research done through the United States Small Business Innovation Research or other similar grants. Specifically, there are no government rights to the company's fluid bed reactor designs or any of the Company's technology used for perchlorate remediation.

                    (m) Tax Matters. Except as set forth in the Disclosure Memorandum, (i) the Company and its Subsidiary have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the date hereof, taking into account any extension of time to file granted to or obtained on behalf of the Company or its Subsidiary, and all such returns and reports are correct and complete in all material respects; (ii) all Taxes shown to be payable on such returns or reports that are due prior to the date hereof have been timely paid; (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed or, to the knowledge of the Company, has been threatened or is likely to be assessed by a taxing authority against the Company or its Subsidiary other than deficiencies as to which adequate reserves have been provided for in the Company's consolidated financial statements; (iv) the Company has provided in accordance with GAAP adequate reserves in its consolidated financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (v) no claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiary do not file Tax Returns that any of the Company or its Subsidiary are or may be subject to taxation by that jurisdiction; (vi) no contract of the Company or its Subsidiary that is a long-term contract (for purposes of Section 460 of the Code) has been reported on a method of tax accounting other than the percentage of completion method for income tax purposes; (vii) neither the Company nor any Subsidiary has been included in any consolidated, combined or unitary Tax Return (other than for a group of which the Company is the common parent) provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired; and neither the Company nor any Subsidiary has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) (other than for Persons in the group of which the Company is the common parent), as a transferee or successor, by contract, or otherwise; (viii) as of the Closing Date there will be no excess loss accounts or deferred intercompany gains or losses pertaining to the Company or its Subsidiary; (ix) neither the Company nor its Subsidiary has entered into transfer pricing agreements or other like arrangements with respect to any foreign jurisdiction; (x) neither the Company or its Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect; (xi) there are no liens with respect to taxes upon any of the assets of the Company or its Subsidiary; and (xii) neither the Company nor its Subsidiary has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. For purposes of this Agreement, "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other taxing authority, including taxes or other charges on or with respect to net or gross income, franchises, windfall or other profits, gross receipts, property, sales, use, Capital Stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges. Neither the Company nor its Subsidiary is subject to any Tax sharing agreement. No payments to be made to any of the employees of the Company or its Subsidiary will, as a direct or indirect result of the Merger, be subject to the deduction limitations of Section 280G of the Code.

                    (n) Labor Matters. Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or its Subsidiary the subject of any proceeding asserting that the Company or its Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or its Subsidiary.

                    (o) Insurance. The Company maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and its Subsidiary have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. Except as disclosed in the Disclosure Memorandum, no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. The Disclosure Memorandum provides a complete listing of all insurance policies that the Company currently has in place.

                    (p) Brokers and Finders. Neither the Company nor its Subsidiary, officers, directors, or employees or other Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed the Financial Advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

                    (q) Certain Business Practices. Neither the Company, its Subsidiary nor any directors, officers, agents or employees of the Company or its Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment prohibited by applicable Law.

                    (r) Customers. The documents and information supplied by the Company to Parent, Merger Sub or any of their representatives in connection with this Agreement with respect to relationships and volumes of business done with significant customers was accurate in all material respects.

                    (s) Government Contracts. Except as disclosed in the Disclosure Memorandum:

                          (i)   With respect to each Government Contract or Bid
to which the Company and/or its Subsidiary is a party: (A) all representations and certifications were current, accurate and complete when made, and the Company and its Subsidiary have fully complied with all such representations and certifications; (B) since January 1, 2000, no allegation has been made, either orally or in writing, that the Company or its Subsidiary is in breach or violation of any material statutory, regulatory or contractual requirement; (C) since January 1, 2000, no termination for convenience, termination for default, cure notice or show cause notice has been issued; (D) since January 1, 2000, no cost in excess of $10,000 incurred by the Company, its Subsidiary or any of their respective subcontractors has been questioned or disallowed; and (E) since January 1, 2000, no money due to the Company or its Subsidiary has been (or has threatened to be) withheld or set off.

                          (ii)  Neither the Company nor its Subsidiary, nor any
of the Company's or its Subsidiary' directors, officers or employees, nor, to the knowledge of the Company, any of the Company's agents or consultants is (or for the last three years has been) (A) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (B) suspended or debarred (or threatened to be suspended or debarred or otherwise prohibited) from doing business with any governmental authority or declared nonresponsible or ineligible for government contracting or participating in any government program. None of the Company nor its Subsidiary has made a voluntary disclosure to any governmental authority with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or its Subsidiary in the future.

                          (iii) Since January 1, 2000, no Governmental Entity
nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or its Subsidiary, nor has the Company or its Subsidiary asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid, in each case involving an amount in excess of $10,000. There are no facts of which the executive officers of the Company are aware upon which such a claim or dispute proceeding may be based in the future.

                          (iv)  Definitions. The following terms, as used
herein, shall have the following meanings:

                    "Bid" means any quotation, bid or proposal by the Company, its Subsidiary or any of their respective Affiliates which, if accepted or awarded, would lead to a contract with a governmental authority or any other entity, including a prime contractor or a higher tier subcontractor to a governmental authority, for the design, manufacture or sale of products or the provision of services by the Company or its Subsidiary.

                    "Governmental Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company or its Subsidiary between the Company and/or any of its Subsidiary and
(A) any governmental authority, (B) any prime contractor to a governmental authority or (C) any subcontractor with respect to any contract described in clause (A) or (B).

                    (t) Actions, Suits. The Company has no knowledge of (i) any actions, suits, claims or proceedings, governmental or otherwise, pending or threatened against the property surrounding or on which the Company's Headquarters or any other office or facility owned or leased by the Company is located, or any portion thereof; (ii) any condemnation, pending or threatened, of any such property or any portion thereof, including any right of access to property; (iii) any government plans for public improvements that might result in a special assessment against any such property; or (iv) any pending or threatened change in the zoning of any such property.

                    (u) Material Contracts. Except as listed in the Disclosure Memorandum, none of the Companies, its Subsidiary nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $20,000, (ii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement that has not been filed as an exhibit to a Company Report, or (iii) any other Contract (x) having a value or projected revenues remaining over the term of the Contract greater than $100,000, or (y) which as of the date of this Agreement, is executory as to both the Company and its customer and has a value or total projected revenues over the term of the Contract greater than $250,000 (Contracts referred to in this section, "Company Contracts"). With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) neither the Company nor its Subsidiary is in default thereunder in any material respect; (iii) neither the Company nor its Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the knowledge of the Company or its Subsidiary, in default in any material respect.

               (v) Derivatives. Neither the Company nor its Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Company Material Adverse Effect.

     4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represents and warrants to the Company as follows:

               (a) Organization, Good Standing and Qualification. (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana (ii) has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and (iv) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, has not had and is not reasonably likely to have a Parent Material Adverse Effect (as defined in Section 8.2).

               (b) Ownership of Merger Sub. All of the issued and outstanding Capital Stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are no (i) other outstanding shares of Capital Stock or other voting securities of Merger Sub, (ii) securities of Merger Sub convertible into or exchangeable for shares of Capital Stock or other voting securities of Merger Sub or (iii) options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any Capital Stock, other voting securities or securities convertible into or exchangeable for Capital Stock or other voting securities of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

               (c) Corporate Authority.

                   (i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. Assuming due execution and delivery by the Company, this Agreement is a valid and binding agreement of

Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or creditors' rights generally or by general principles of equity.

                         (ii)  The Boards of Directors of Parent and Merger Sub
have unanimously approved this Agreement and the Merger and the other transactions contemplated hereby.

                   (d)   Governmental Filings; No Violations.

                         (i)   Other than the filings and/or notices (A) to
comply with state securities or "blue sky" laws, and (B) required to be made with the NASD, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Government Consents required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                         (ii)  The execution, delivery and performance of this
Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of Parent or Merger Sub, (B) a breach or violation of, or a default under, the acceleration of or the creation of a Lien, on the assets of Parent or its Subsidiary (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or its Subsidiary or any Law to which Parent or its Subsidiary is subject or (C) any change in the rights or obligations of any party under any such Contract, except, in the case of clause
(B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                    (e) Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective officers, directors, employees or other Affiliates, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

                    (f) Funding. On the date hereof and at the Effective Time, Parent and Merger Sub have and will have possession of, or have and will have available, all the funds necessary for the acquisition of all Shares outstanding as of the Effective Time and to perform their respective obligations under this Agreement.

                    (g) No Ownership of Shares. Neither Parent nor Merger Sub nor any of their respective affiliates beneficially owns any Shares.

                                    ARTICLE V
                                    COVENANTS

     5.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiary that, after the date hereof and prior to the Effective Time, unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, it shall comply with all of the covenants provided in this Section 5.1 (provided, however, with respect to the covenants in subsections (c)(v), (f), (g), (k), (l), and (m) only, Company shall comply with such covenant unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, it being agreed that Parent's approval shall be deemed to have been given if Parent does not provide to the Company written notice of its objection within three(3) Business Days of written notice from the Company), except as otherwise expressly contemplated by this Agreement :

               (a) the business of it and its Subsidiary shall be conducted in the ordinary course consistent with past practices and, to the extent consistent therewith, it and its Subsidiary shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

               (b) it shall not, (i) issue, sell or otherwise dispose of or subject to Lien (other than Permitted Liens) its Subsidiary's Capital Stock owned by it; (ii) amend its charter or bylaws; (iii) split, combine or reclassify its outstanding shares of Capital Stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Capital Stock; (v) repurchase, redeem or otherwise acquire or permit its Subsidiary to purchase or otherwise acquire, any shares of its Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of its Capital Stock; (vi) form, organize or capitalize any Subsidiary; or (vii) adopt a plan of complete or partial liquidation or dissolution, merger or otherwise restructure or recapitalize or consolidate with any Person other than Merger Sub;

               (c) neither it nor its Subsidiary shall (i) authorize for issuance or issue, sell or otherwise dispose of or subject to any Lien (other than Permitted Liens) any shares of its Capital Stock, or securities convertible into or exchangeable or exercisable for, options, warrants, calls, commitments or rights of any kind to acquire, any shares of its Capital Stock of any class or any Voting Debt (other than Shares issuable pursuant to Company Options outstanding on the date hereof); (ii) transfer, lease, license, guarantee, sell or otherwise dispose of or subject to any Lien (other than Permitted Liens) any other property or assets or incur or modify any indebtedness or other liability;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans to any other Person (other than to the Subsidiary or customary loans or advances to employees in connection with business-related travel in the ordinary course of business consistent with past practices); or
(v) make any commitments for, make or authorize any capital expenditures other than in amounts less than $10,000 individually and $50,000 in the aggregate (unless and to the extent fully paid for in advance by a customer of the Company) or, by any means, make any acquisition of, or investment in, assets or stock of any other Person;

               (d) except as may be required to comply with applicable law or by existing contractual commitments, neither it nor its Subsidiary shall (i) enter into any new agreements or commitments for any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees or consultants except for specific arrangements required as a condition to closing of the Merger or (ii) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plan or increase or accelerate the salary, wage, bonus or other compensation of any employees or directors or consultants or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Compensation and Benefit Plan;

               (e) neither it nor its Subsidiary shall, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

               (f) neither it nor its Subsidiary shall, except as may be required under GAAP in connection with the audit of the 2002 Financial Statements (as defined in Section 6.2(l)) or the preparation of the Company Reports after the date hereof, in each case in the ordinary course of business consistent with past practice, revalue in any respect any of its assets, including writing-down the value of inventory or writing-off notes or accounts receivable, or make any adjustment in any accrual or reserve other than in the ordinary course of business consistent with past practices; provided, however, no adjustments greater than $100,000 in the aggregate shall be made in the Company's PECFA reserve;

               (g) neither it nor its Subsidiary shall settle or compromise any claims or litigation or terminate or amend or modify any of its material Contracts or waive, release or assign any rights or claims, except (i) PECFA claims where the difference between the claim value and the settlement amount is less than $25,000 and (ii) other claims or litigation less than $10,000 if such settlement or compromise would be in excess of any reserve or accrual on the Balance Sheet with respect to such claim;

               (h) neither it nor its Subsidiary shall make any Tax election or, to the extent within the control of the Company or its Subsidiary, permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;

               (i) neither it nor its Subsidiary shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

               (j) neither it nor its Subsidiary will authorize or enter into any agreement to do any of the foregoing;

               (k) neither it nor its Subsidiary shall enter into any agreement to perform work reimbursable under the PECFA program unless, as a part of all agreements for such work, it expressly disclaims in writing any obligation to guarantee or reimburse any amounts not paid by the State of Wisconsin under such program;

               (l) neither it nor its Subsidiary shall enter into any agreement to provide services having a value of, or with projected revenues over the life of the project, greater than $100,000 and not on the Company's standard terms and conditions; and

               (m) neither it nor its Subsidiary shall enter into any agreement or arrangement pursuant to which it grants any customer or any other person a license or other rights in any Intellectual Property, invention, development or improvement to pre-existing Intellectual Property. Nothing in this subsection shall prevent the Company from vesting in a customer the rights to project data and reports generated in the course of performing services for that customer.

     5.2  Third Party Acquisitions.

               (a) The Company agrees that neither it nor its Subsidiary nor any of its or its Subsidiary's employees or directors shall, and it shall direct and use its best efforts to cause its and its Subsidiary's agents and representatives (including the Financial Advisor or any other investment banker and any attorney or accountant retained by it or its Subsidiary (collectively, "Company Advisors")) not to, directly or indirectly, initiate, solicit or actively encourage any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined in Section 5.2(b)). The Company further agrees that neither it nor its Subsidiary nor any of its or its Subsidiary's employees or directors shall, and it shall direct and use its best efforts to cause all Company Advisors not to, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Third Party (as defined in Section 5.2(b)) relating to the proposal of a Third Party Acquisition, or otherwise attempt to make or implement a Third Party Acquisition; provided, however, that if at any time prior to the approval of the Merger by the Company Requisite Vote, the Company's Board determines in good faith, after prompt written notice (but in no case less than three (3) business days prior notice) to the Parent and after taking into consideration the advice of its outside legal counsel that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company may, in response to an inquiry, proposal or offer for a Third Party Acquisition which was not solicited subsequent to the date hereof, (x) furnish non-public information with respect to the Company to any such person pursuant to a confidentiality agreement on terms substantially similar to the confidentiality agreement entered into between the Company and Parent prior to the execution of this Agreement and (y) participate in discussions and negotiations regarding such inquiry, proposal or offer; and provided, further, that nothing contained in this Agreement shall prevent the Company or the Company's Board from (i) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition, if in the good faith judgment of the Board of the Company upon the advice of outside legal counsel, failure to so comply would be inconsistent with its members' obligations under applicable law or (ii) withdrawing its recommendation of the Merger pursuant to Section 5.2(b). The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any of the foregoing. The Company shall take the necessary steps to promptly inform all Company Advisors of the obligations undertaken in this Section 5.2(a). The Company agrees to notify Parent as promptly as reasonably practicable in writing if (i) any inquiries relating to or proposals for a Third Party Acquisition are received by the Company, its Subsidiary or any of the

Company Advisors, (ii) any confidential or other non-public information about the Company or its Subsidiary is requested from the Company, its Subsidiary or any of the Company Advisors, or (iii) any negotiations or discussions in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company, its Subsidiary or any of the Company Advisors indicating, in connection with such notice, the principal terms and conditions of any proposals or offers, and thereafter shall keep Parent informed in writing, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also agrees promptly to request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or its Subsidiary, if any, to return all confidential information heretofore furnished to such Person by or on behalf of the Company or its Subsidiary.

               (b) Except as permitted by this Section 5.2(b), the Company's Board shall not withdraw or modify, or propose publicly to withdraw or modify, its recommendation of the Merger and the other transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the preceding sentence, if the Company's Board determines in its good faith judgment, after taking into consideration the advice of its outside legal counsel that it is required in order for its members to comply with their fiduciary duties under applicable law, the Company's Board may withdraw its recommendation of the Merger and the other transactions contemplated hereby, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below); provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless this Agreement is concurrently terminated by its terms pursuant to Section 7.3(a). For purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliate thereof (a "Third Party"); (ii) the licensing or assignment to any Third Party of any of the Intellectual Property in connection with a Third Party Acquisition; (iii) the acquisition by a Third Party of 20% or more of the total assets of the Company and its Subsidiary, taken as a whole (other than the purchase of the Company's products in the ordinary course of business); (iv) the acquisition by a Third Party of 20% or more of the outstanding Shares; (v) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (vi) the repurchase by the Company or its Subsidiary of 20% or more of the outstanding Shares; or (vii) the acquisition by the Company or its Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 20% of the annual revenues, net income or assets of the Company and its Subsidiary, taken as a whole. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and its Subsidiary, taken as a whole, and otherwise on terms which the Board of Directors of the Company by at least a majority vote determines in its good faith judgment (after consultation with the Financial Advisor or another financial adviser of nationally recognized reputation) to be capable of being completed (taking into account all material legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal, including the availability of financing therefor) on terms that would be reasonably be expected to be more favorable to the Company's Shareholders from a financial point of view than the transactions contemplated by this Agreement.

     5.3  Filings; Other Actions; Notification.

               (a) The Company shall promptly, following the execution of this Agreement, prepare and file with the SEC the Proxy Statement, which shall include the recommendation of the Company's Board that Shareholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the cash consideration to be received by the Shareholders of the Company pursuant to the Merger is fair to such Shareholders from a financial point of view. The Company shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the Shareholders of the Company. The Company shall also use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. The Company shall provide for Merger Sub's and Parent's review, within a reasonable time prior to filing with the SEC (and any other Governmental Entity), drafts of
(i) the preliminary and definitive proxy statements; (ii) correspondence to the SEC, and all (iii) responses to any SEC comments and, promptly after receipt, all correspondence and comments from the SEC.

               (b) Upon and subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiary to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.3 shall require, or be construed to require, Parent or the Company to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses or any interest in any material assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material change in or material restriction on the operations of any such assets or businesses; provided, further, that nothing in this Section 5.3 shall require, or be construed to require, a proffer or agreement that would, in the reasonable judgment of Parent or the Company, be likely to have a material adverse effect on the anticipated financial condition, properties, business or results of operations of the Parent and its Subsidiary after the Merger, taken as a whole, in order to obtain any necessary or advisable consent, registration, approval, permit or authorization from any Governmental Agency. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement. In exercising the foregoing right, the Company and Parent shall act reasonably and as promptly as practicable.

               (c) Each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiary to any Governmental Entity or other Person (including the NASD) in connection with the Merger and the other transactions contemplated by this Agreement.

               (d) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity alleging that the consent of such third party or Governmental Entity is or may be required with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.4 Information Supplied. Each of Parent and the Company agrees, as to information provided by itself and its Subsidiary, that none of the information included or incorporated by reference in the proxy statement delivered by the Company to its Shareholders in connection with the Merger and any amendment or supplement thereto (the "Proxy Statement") will, at the time the Proxy Statement is cleared by the SEC, at the date of mailing to Shareholders of the Company, and at the time of the Shareholders Meeting (as defined in Section 5.5), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5 Shareholders Meeting. The Company will, in accordance with applicable Law and its certificate of incorporation and bylaws, take all action necessary to convene a meeting of holders of Shares (the "Shareholders Meeting") as promptly as practicable after the Proxy Statement is cleared by the SEC to consider and vote upon the approval of this Agreement and the Merger. The Proxy Statement shall include a statement that the Company's Board approved this Agreement and recommended that the Company's Shareholders vote in favor of this Merger, and the Company shall use all reasonable and customary efforts to solicit such approval; provided, however, that if the Company's Board determines in good faith, after taking into consideration the advice of its outside legal counsel that the Proxy Statement should not contain such recommendation in order for its members to comply with their fiduciary duties under applicable law, then any failure of the Proxy Statement to contain such recommendation shall not constitute a breach of this Agreement.

     5.6 Access. Upon reasonable notice, and except as may otherwise be required by applicable law or relevant contractual provisions contained in such agreements, the Company shall (and shall cause its Subsidiary to) (i) afford Parent's officers, employees, counsel, accountants and other authorized representatives (collectively, "Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, and (ii) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this
Section 5.6 shall be directed to an executive officer of the Company or such Person as may be designated by its officers. All of the information provided to or obtained by Parent, its Affiliates and Representatives shall be treated as "Confidential Information" under, and the parties shall comply with, and shall cause their respective Representatives to comply with, all their respective obligations under, the Confidential Disclosure Agreement, dated December 2, 2002, between the Company and The Shaw Group, Inc. (the "Confidentiality Agreement"). Parent and Merger Sub shall be bound by the Confidentiality Agreement as if original parties thereto.

     5.7 Publicity. The initial press release concerning the Merger has been approved by Parent and the Company and thereafter the Company and its Subsidiary, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity or other Person (including the New York Stock Exchange, NASDAQ or the NASD) with respect hereto, except as may be required by law, by any rule under the Exchange Act or the Securities Act, or by obligations pursuant to any listing agreement.

     5.8  Status of Company Employees; Company Stock Options; Employee Benefits.

               (a) Parent agrees that following the Effective Time, the employees of the Company and its Subsidiary who are employed by the Surviving Corporation or its Subsidiary ("Company Employees") shall become eligible to participate in the employee benefit plans and arrangements maintained by Parent or its Subsidiary ("Parent Benefit Plans") in the same manner as similarly situated employees of Parent. Parent or its Subsidiary shall grant the Company Employees credit for all service credited by the Company for purposes of eligibility, vesting and the determination of benefits under vacation and pension plans. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit obligations to current employees under the Compensation and Benefit Plans in existence on the date hereof (including, without limitation, the plans and agreements listed on the Disclosure Memorandum and all employment or severance agreements entered into by the Company or adopted by the Company's Board prior to the Effective Date (collectively, the "Employment and Severance Agreements"); it being understood that nothing contained herein shall limit or restrict the ability of Parent to modify or terminate any Compensation and Benefit

Plan, or to merge any Compensation and Benefit Plan with any other plan, other than the Employment and Severance Agreements, following the Effective Time.

               (b) From and after the date hereof, the Company agrees that it will not grant additional stock options under the Stock Option Plans.

               (c) Any pre-existing condition exclusion under any Parent Benefit Plan providing medical or dental benefits shall be waived for any Company Employee who, immediately prior to commencing participation in such Parent Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Company Employee participated immediately prior to commencing participation in a Parent Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Parent Benefit Plan, in accordance with the terms of such Parent Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

     5.9   Expenses.

               (a) Upon consummation of the Merger, (i) Parent shall pay $370,000 of the Company Transaction Costs (as herein defined) incurred by the Company in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, all costs and expenses of the Exchange Agent and one-half of the expenses for the printing and mailing of the Proxy Statement; and (ii) the Surviving Corporation shall pay all Company Transaction Costs in excess of the $370,000 of Company Transaction Costs payable by Parent pursuant to subclause (i). "Company Transaction Costs" shall mean (i) fees and expenses paid by the Company to the Financial Advisor and legal counsel, (ii) costs incurred in connection with actions of the Company pursuant to Sections 1.4 and 1.5 of this Agreement, and (iii) insurance premiums incurred by the Company in connection with the requirements of Section 5.10(b) of this Agreement.

               (b) Except as otherwise provided in Section 7.5, if the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

     5.10  Indemnification.

               (a) From and after the Effective Time, the Surviving Corporation shall fulfill, assume and honor in all respects the obligations of the Company or its Subsidiary pursuant to the Company's or its Subsidiary's certificate of incorporation and bylaws and any indemnification agreement which is set forth on the Disclosure Memorandum between the Company or its Subsidiary and any of their respective directors and officers (collectively, the "Indemnified Parties") existing and in force immediately before the Effective Time. The Surviving Corporation and Parent agree that the indemnification obligations set forth in the Company's certificate of incorporation and bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, as of or prior to the Effective Time, Parent shall cause the bylaws of Merger Sub to reflect such provisions). No subsequent amendment of the provisions of the bylaws of the Surviving Corporation shall affect the indemnification obligations of the Surviving Corporation and Parent in any manner that would adversely affect the rights of the Indemnified Parties under this Section 5.10.

               (b) For a period of six (6) years commencing on the Closing Date, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiary with respect to matters arising on or before the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, so long as such substitution does not result in lapses of coverage).

               (c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

     5.11 Other Actions by the Company and Parent. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions. Company shall cause the conditions set forth in Sections 6.1 and 6.2 which are within its control to be satisfied and shall use commercially reasonable efforts to cause the conditions set forth in Sections 6.1 and 6.2 which are not within its control to be satisfied.

     5.12 Key Man Insurance. The Company shall use commercially reasonable efforts to have issued, at Merger Sub's expense, policies, effective as of the Closing, of "key man" insurance on those Persons and with the policy limits listed on Schedule 5.12 to this Agreement.

                                   ARTICLE VI
                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

               (a) Stockholder Approval. This Agreement shall have been duly approved by holders of the number of Shares constituting at least the Company Requisite Vote.

               (b) Regulatory Consents. Other than filing the Delaware Certificate of Merger, all filings with any Governmental Entity required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries, with, and all Government Consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

               (c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding seeking any such Order and such proceeding remains unresolved.

     6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

               (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (c) CEO and CFO Certifications; Secretary's Certificate. Parent and Merger Sub shall have received one or more certificates executed by the chief executive officer and chief financial officer of Company, attesting to the matters referenced in Sections 6.2(a) and (b), and a certificate of the Company's secretary with respect to such documents, instruments and matters, as Parent shall reasonably request.

               (d) Opinion of Counsel. Parent and Merger Sub shall have received an opinion of counsel to the Company, dated as of the Effective Time, in form and substance reasonably satisfactory to Parent, that the termination of the Company Options and the Company's Executive Severance Pay Plan (but not with respect to the Company's Chief Financial Officer) all have been properly terminated, the matters referenced in Section 4.1(j) of this Agreement with regard to the DGCL and New Jersey law, and such other matters as Parent shall reasonably request.

               (e) Termination of USF-JV. On or before January 30, 2003, the Company shall have executed and delivered to Envirex Inc. d/b/a U.S. Filter/Envirex ("USF"), in the form previously reviewed and approved by Parent, a written notice of termination under and as referenced in Section 5 of the Agreement dated September 2, 1998 by and between USF and the Company (the "USF-JMA").

               (f) Disposal of Hazardous Materials. Except as set forth in the Disclosure Memorandum, the Company shall have removed from the Company's leased premises at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648 (the "Company's Headquarters") and disposed of in accordance with Environmental Laws, all spent or unusable reagents, catalysts and chemicals; containerized Hazardous Materials currently designated as waste or otherwise scheduled for disposal; used protective clothing contaminated with Hazardous Materials; labware that cannot be re-used, or is so contaminated with Hazardous Materials that it cannot be re-used; medical wastes; spent filter media; and shall return to Company's customers all samples upon which analyses have been performed and all materials required to be removed pursuant to Section 6 of the Laboratory Facility Access and Support Services Agreement dated October 18 and October 30, 2002 by and between the Company and Environmental Resources Management, Inc. (the "ERM Sublease").

               (g) Retention Agreements. The Company and certain of the Company employees listed on Schedule 6.2(g) annexed hereto shall have executed and delivered an employment agreement, in the forms attached hereto as Exhibit 6.2(g) and with such changes thereto as may be mutually approved by Parent and Company.

               (h) Retention of Employees. As of the Closing, at least 16 of the Company employees listed on Schedule 6.2(h) shall remain employees of the Company, and shall not have given notice of resignation, or otherwise expressed any intent to resign or otherwise terminate their employment with the Company, and the Company shall employ as of the Closing at least eighty percent (80%) of its full time employees who, as of the date hereof, are classified as "exempt" for purposes of the Fair Labor Standards Act (other than those who retired or were involuntarily terminated).

               (i) Notice to Banks. The Company shall have delivered to each of US Bank and State Bank of Chilton, written notice, in form and substance satisfactory to Parent, that Company will not guarantee to, or reimburse, either of such banks for any cost deemed ineligible, or otherwise unreimbursed, under PECFA, with respect to contracts entered into after such notice, in each case disclaiming any such obligations.

               (j) Positive Cash Balance . As of the Closing, the Company shall have in its possession cash and cash equivalents of at least One U.S. Dollar ($1.00) after payment (which payment shall be made on or before the Closing) of all Company Transaction Costs (other than those payable by Parent pursuant to Section 5.9 of this Agreement).

               (k) No PECFA Judgments. The Company shall not, after the date of this Agreement, have received or been subject to any verdict, judgment, decision or binding arbitral award determining that the Company is liable for more than $100,000 with respect to PECFA work.

               (l) Audited Financial Statements. The Company shall have delivered to Parent the Company's consolidated financial statements of and for the year ended

December 31, 2002 (the "2002 Financial Statements"), together with the report of the Company's independent public accountants thereon which report shall be unqualified except for any required "going concern" qualification.

     6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

               (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

               (c) CEO and CFO Certifications; Secretary's Certificate. Company shall have received one or more certifications executed by the chief executive officer and chief financial officer of Parent and Merger Sub, respectively, attesting to the matters referred in Sections 6.3(a) and (b) and certificates of the secretaries of Parent and Merger Sub with respect to such documents, instruments and other matters as Company shall reasonably request.

               (d) Opinion of Counsel. The Company shall have received an opinion of counsel to Parent and Merger Sub, dated as of the Effective Time, in form reasonably satisfactory to the Company as such matters set as Company shall reasonably request.

                                   ARTICLE VII
                                   TERMINATION

     7.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Shareholders of the Company, by mutual written consent of the Company, Parent and Merger Sub, by action of their respective Boards of Directors.

     7.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company, by action of their respective Boards of Directors, if (a) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall be entered (whether before or after the approval by the Shareholders of the Company) and such Order is or shall have become nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such Order, or (b) the Merger is not completed by April 15, 2003 (the "Termination Date").

     7.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Shareholders of the Company, by the Company if:

               (a) the Company enters into a binding written agreement with respect to a Superior Proposal after fully complying with the procedures set forth in Section 5.2 (and the termination of this Agreement by the Company pursuant to this subsection (a) shall not be deemed a breach of any obligations of the Company under this Agreement);

               (b) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) twenty (20) days after written notice of such breach (specifying such breach in reasonable detail) is given by the Company to Parent and (ii) two (2) Business Days before the Termination Date; or

               (c) the Shareholders of the Company do not approve the Merger by the Company Requisite Vote.

     7.4 Termination by Parent and Merger Sub. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after its approval by the Shareholders of the Company, by Parent and Merger Sub if:

               (a) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement in a manner materially adverse to Parent;

               (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) twenty
(20) days after written notice of such breach (specifying such breach in reasonable detail) is given by Parent to the Company and (ii) two (2) Business Days before the Termination Date; or

               (c) the Shareholders of the Company do not approve the Merger by the Company Requisite Vote.

     7.5  Effect of Termination and Abandonment.

               (a) If this Agreement is terminated and the Merger abandoned pursuant to this Article VII, this Agreement (other than as set forth in Section 8.1) shall become void and of no further effect with no liability of any party hereto (or any of its directors, officers, employees, agents, shareholders, legal, accounting and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

               (b) In the event that the Company terminates this Agreement pursuant to Section 7.3(a) or Parent or Merger Sub terminates this Agreement pursuant to Sections 7.4(a) or 7.4(b) on account of any material breach by Company of Section 5.2 of this Agreement (the date of termination in each of the foregoing events shall be referred to in this Section 7.5 as the "Option Trigger Date"), Parent shall have an irrevocable option (the "Option") (which Option must be exercised within fifteen months (the "Option Period") after the Option Trigger Date) to:

                         (i)    acquire all of the Company's right, title, and
interest in and to MTBE Technology (as defined below) for a purchase price (payable in cash upon exercise of such Option) equal to the current fair market value of the MTBE Technology (which the Company and Parent agree is $1,500,000), provided that such purchase price shall be reduced by $300,000 if the Option is exercised within six months of the Option Trigger Date; and

                         (ii)   enter into a supply and services  agreement with
Company on Company's standard terms which provides that Parent shall have the right to purchase reactors from the Company at a purchase price such that the Company attains a 15% gross margin on the sale of such reactors, and that employees of the Company will assist Parent in marketing and developing applications of the MTBE Technology at the Company's standard fees. . "Gross margin" purposes of this subsection is applied to and calculated based on the sum of direct labor, fringe, and direct costs only. Parent shall have the right to audit such charges within one year after completion of the project involved. Any over- or under-billing shall be paid to the party entitled thereto promptly after completion of the audit with interest at Citibank, N.A.'s prime rate of interest.

The Option and the Company's obligations in connection therewith shall be collectively referred to as the "Break-up Arrangements".

               (c) In the event that, upon expiration of the foregoing Option or if at anytime during the Option Period, Parent elects to forfeit its rights under the Option, the Company shall pay Parent $300,000 in cash in lieu of the Option as a break-up fee.

               (d) "MTBE Technology" means U.S. Patent Nos. 6,303,366 and 5,814,514, Canadian Application No. 2,262,770, European Application No. 97 933 446.3-2104, U.S. Application No. 09/608,368, and PCT Application No. PCT/US01/41197, and all trade secrets and know how of the Company as of the date of exercise of the Option necessary to practice the inventions claimed in the foregoing patents and disclosed in the foregoing applications. Upon the exercise by Parent of the Option and the assignment of the MTBE Technology to Parent, the Company shall have a royalty free, paid up, license from Parent to use the MTBE Technology to the extent necessary to practice the MTBE Technology other than in the MTBE Remediation Field (as defined below).

               (e) Upon the exercise by Parent of the Option, and along with the assignment of the MTBE Technology to Parent, the Company shall also grant Parent a royalty free, paid up, license (the "License") to use Company's fluidized bed reactor designs (the "Licensed Designs") to the extent necessary to practice the MTBE Technology in the MTBE Remediation Field. The grant of such License shall be conditioned upon Parent entering into a confidentiality and non-disclosure agreement with Company on customary terms and conditions necessary to protect Company's trade secrets, know-how, confidential information and other Intellectual Property rights related to the Licensed Designs. After Parent's exercise of the Option and payment of the purchase price therefor, Company shall be prohibited from using the Licensed Designs in the MTBE Remediation Field other than in connection with agreements in effect as of such date and written proposals made on or before such date. "MTBE Remediation Field" means the remediation of MTBE in applications where MTBE and/or its persistent transformation products such as TBA are co-contaminants and are the Primary Targeted

Contaminant(s) (as defined below), but ammonium perchlorate is not a primary targeted contaminant. MTBE shall be considered the "Primary Targeted Contaminant" if (i) MTBE is a significant contaminant of concern; (ii) MTBE comprises more than 10% of the total mass of regulated contaminants of concern; or (iii) MTBE is a significant contaminant of concern that is above State or Federal regulatory approved levels in a contaminant plume.


                (f) The obligations of the Company under the Option and, after the exercise of the Option, the License itself shall extend to the assigns and successors in interest of the Company or the Licensed Designs, and any such assignees or successors shall take such interests subject to the License. Additionally, Company agrees that in the event of the bankruptcy of Company, the Option and, after the exercise of the Option, the License shall continue in force as being granted to Parent for sufficient consideration.

                (g) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if, in order to obtain the benefits of the Break-up Arrangements, Parent or Merger Sub commences a suit which results in a final nonappealable judgment against the Company for specific performance of such Break-up Arrangements, the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit; provided, that if such suit results in a final nonappealable judgment in favor of the Company, Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit.

     7.6 Procedure for Termination. A termination of this Agreement pursuant to this Article VII shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.1 Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Sections 3.2 (Exchange, etc.), 3.3 (Dissenters' Shares), 5.8 (Benefits), 5.9(a) (Expenses) and 5.10 (Indemnification) shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.9(b) (Expenses),
Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement and in any certificate or schedule delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement.

     8.2 Certain Definitions. For the purposes of this Agreement each of the following terms shall have the meanings set forth below:

                (a) "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

                (b) "Business Day" means any day other than a day on which banks in the State of New York are authorized to close or the New York Stock Exchange is closed.

                (c) "Capital Stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof.

                (d) "Company" and "Subsidiary" shall each mean, when used in
Article IV of this Agreement, each such Person's predecessors, whether by merger or otherwise by operation of Law, or by assumption of another Person's obligations by agreement, arrangement or otherwise.

                (e) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its Subsidiary, taken as a whole (it being understood that (i) any adverse effect that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Company Material Adverse Effect and (ii) any adverse effect that is caused by conditions affecting the primary industry in which the Company currently competes shall not be taken into account in determining whether there has been a Company Material Adverse Effect).

                (f) "Disclosure Memorandum" means the Company's memorandum dated the date hereof, disclosing certain matters referred to in Article IV of, and elsewhere in, this Agreement.

                (g) "knowledge" as used with respect to a Person shall mean the actual knowledge, after diligent inquiry, of the chairman, president, chief financial officer, chief accounting officer, or any vice president or more senior officer of such Person.

                (h) "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any ad-verse right or interest, charge, or claim of any nature whatsoever of; on, or with respect to any property or property interest, other than (i) Liens for current property or other Taxes not yet due and payable, (ii) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such Party's Assets, and (iii) Liens that arise by operation of Law with respect to liabilities that are not delinquent or are being contested in good faith.

                (i) "Parent Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in GAAP or regulatory
accounting principles generally applicable to banks and savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                (j) "PECFA" means the Petroleum Environmental Cleanup Fund Act, administered by the State of Wisconsin, as the same may be or has been in effect at any time.

                (k) "Permitted Liens" means (i) Liens for Taxes or other governmental assessments, charges or claims the payment of which is not yet due;
(ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by applicable Law incurred in the ordinary course of business for sums not yet delinquent or immaterial in amount and being contested in good faith; (iii) Liens specifically identified as such in the Balance Sheet or the notes thereto; and (iv) Liens constituting or securing executory obligations under any lease that constitutes an "operating lease" under GAAP; provided, however, that, with respect to each of the foregoing clauses (i) through (iv), to the extent that any such lien relates to, or secures the payment of, a liability that is required to be accrued under GAAP, such lien shall not be a Permitted Lien unless accruals for such liability have been established therefor on the Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Compensation and Benefit Plan sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Compensation and Benefit Plan shall be a Permitted Lien.

                (l) "Person" means an individual, corporation (including not-for-profit), partnership, limited liability company, association, trust, unincorporated organization, joint venture, estate, Governmental Entity or other legal entity.

                (m) "Subsidiary" or "Subsidiaries" of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the Capital Stock, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.3 No Personal Liability. This Agreement shall not create or be deemed to create any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Merger Sub or Parent, or any of their respective officers, directors, employees, agents or representatives.

     8.4 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     8.5 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance.

     8.6 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     8.7 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

               (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of Louisiana solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Louisiana Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

               (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Louisiana , this being in addition to any other remedy to which they are entitled at law or in equity.

               (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE INITIAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

     8.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be deemed given if in writing and delivered personally or sent by registered or certified mail (return receipt requested) or overnight courier (providing proof of delivery), postage prepaid, or by facsimile (which is confirmed):

          If to Parent or Merger Sub:

                 Shaw Environmental & Infrastructure, Inc.
                 4171 Essen Lane
                 Baton Rouge, Louisiana 70809
                 Attention: President
                 Fax: (225) 987-7248

          with a copy to:

                 Teanna W. Neskora, Esq.
                 Gordon, Arata, McCollam, Duplantis & Eagan, LLP
                 1400 One American Place
                 Baton Rouge, Louisiana 70825
                 Fax: (225) 336-9763

                 and

                 James M. Redwine, Esq.
                 Shaw Environmental & Infrastructure, Inc.
                 2790 Mosside Blvd.
                 Monroeville, PA 15146
                 Fax: (412) 858-3997

          If to the Company:

                  Envirogen, Inc.
                  4100 Quakerbridge Rd.
                  Lawrenceville, NJ 08648
                  Attention: Robert S. Hillas, President
                  Fax: (609) 275-9208

          with a copy to:

                  Morgan R. Jones, Esq.
                  Drinker Biddle & Reath LLP
                  One Logan Square
                  18th and Cherry Streets
                  Philadelphia, PA 19103-6996
                  Fax: (215) 569-1867

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     8.9 Entire Agreement. This Agreement (including any schedules, exhibits or annexes hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

     8.10 No Third Party Beneficiaries. Except as provided in Section 5.8 (Status of Company Employees; Company Stock Options; Employee Benefits) and
Section 5.10 (Indemnification), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     8.11 Obligations of the Company and Surviving Corporation. Whenever this Agreement requires a Subsidiary of the Company or Parent to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or the Parent, as the case may be, to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     8.13 Interpretation. The table of contents and Article, Section and subsection headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, or Schedule or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     8.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise and any attempted assignment of this Agreement in violation of this sentence shall be void; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned, direct subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                        ENVIROGEN, INC.


                                        /s/ Robert S. Hillas
                                        --------------------------------------
                                        By:  Robert S. Hillas
                                        Title: Chairman, President and CEO


                                        SHAW ENVIRONMENTAL &
                                        INFRASTRUCTURE, INC.


                                        /s/ Daniel J. Shapiro
                                        --------------------------------------
                                        By:  Daniel J. Shapiro
                                        Title: Executive Vice President


                                        TONIC ACQUISITION CORPORATION


                                        /s/ Daniel J. Shapiro
                                        --------------------------------------
                                        By:  Daniel J. Shapiro
                                        Title: Executive Vice President

SCHEDULES

Disclosure Memorandum

Schedule 5.12 - Key Man Insurance

Schedule 6.2(g) - Retention Agreements

Schedule 6.2(h) - Employees to be Retained as of Closing


EXHIBITS

Exhibit 6.2(g) - Form of Employment Agreements